EXHIBIT 10 (z)(1)

CLECO CORPORATION
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Amended and Restated
Participation Agreement

          The Compensation Committee of the Board of Directors of Cleco Corporation (the "Committee") having the responsibility to administer the Cleco Corporation Supplemental Executive Retirement Plan (the "Plan", as amended and restated effective January 1, 1996, and the responsibility thereunder to designate the participants in the Plan, previously designated Dilek Samil as a participant in the Plan, a copy of which is attached hereto and made a part hereof for all purposes. The Chief Executive Officer of Cleco Corporation has approved this amendment and restatement of the Participation Agreement to provide for a shorter vesting period pursuant to Section 3.8 of the Plan.

          This designation of participation is contingent upon the Participant's agreement to be bound by and subject to the terms and conditions of participation stated below.

          1.          The Participant agrees to be bound by and to be subject to all the conditions and terms of the Plan and any rules or interpretations of the Plan adopted or promulgated thereunder by the Committee, and the Participant expressly acknowledges, agrees and consents to any interpretation and construction by the Committee of any provision of the Plan and the resolution by the Committee of any question or inquiry arising thereunder.

          2.          Pursuant to Section 3.8 of the Plan, the Participant shall become entitled to receive a benefit upon termination of employment prior to Early Retirement Age, notwithstanding the provisions set forth in Sections 3.1, 3.2, or 3.3 of the Plan, in accordance with the following Schedule:

Termination of Employment After:	Percentage of Vested Benefit

October 1, 2002	20%
October 1, 2003	40%
October 1, 2004	60%
October 1, 2005	80%
October 1, 2006	100%

          3.          The Participant acknowledges that, as a condition to eligibility for a benefit under the Plan, she will be required to meet the requirements of Section 3.7 of the Plan regarding the selection of a joint and 100% survivor annuity, if applicable.

          4.          The Participant acknowledges that, for purposes of determining her eligibility for a benefit under the plan, her initial date of service with the Company is October 1, 2001.

          5.          The Participant acknowledges that her right to a benefit under the Plan is contingent upon full disclosure of benefits arising with respect to employment by any prior employers as described in Section 2.12 of the Plan. The Participant represents that the following is a complete list of all benefits that are defined as "Other Pension Benefits" in the Plan:

          6.          The participant acknowledges that her eligibility for a benefit under the Plan is contingent upon the provision to the Committee by the Participant, or any person claiming benefits through the Participant, of all information and data that is required by the Committee to determine the amount of the benefit properly payable under the Plan including, without limitation, such information as the Committee may require with respect to any "Other Pension Benefits".

I hereby agree to the foregoing terms of participation in the Plan:

Dilek Samil

Date

Cleco Corporation

By:
David M. Eppler
President & Chief Executive Officer

Date